Exhibit 2.17

WPP plc

27 Farm Street

London W1J 5RJ, England

30 April 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

On 20 March 2018, WPP Finance 2016 issued EUR 500,000,000 1.375% guaranteed senior bonds due March 2025 (the “Senior Bonds”). The Senior Bonds are guaranteed by WPP plc, WPP 2005 Limited, and WPP Jubilee Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the Senior Bonds upon request.

Very truly yours,

WPP plc

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson
Group Chief Financial Officer